NEWS RELEASE
FOR IMMEDIATE RELEASE

CASCADE BANCORP REPORTS FIRST QUARTER 2017 EARNINGS PER SHARE OF $0.09 WITH STRONG LOAN GROWTH AND AN EIGHT BASIS POINT IMPROVEMENT IN NET INTEREST MARGIN

Bend, Ore. - April 25, 2017 - Cascade Bancorp (NASDAQ: CACB) (“Company” or “Cascade”), the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the three months ended March 31, 2017.

Update on Pending Merger with First Interstate BancSystem:
On November 17, 2016, Cascade announced its entry into a definitive agreement to merge with and into First Interstate BancSystem, Inc. (“First Interstate”) for approximately $581.1 million in cash and stock based on the closing price of $38.40 for First Interstate’s Class A common stock on November 17, 2016 (the “First Interstate merger”). All regulatory approvals to complete the First Interstate merger have been received and the shareholder meetings at which shareholders of both Cascade and First Interstate will vote to approve the First Interstate merger will be held on May 24, 2017. Upon completion of the First Interstate merger, First Interstate will become a $12 billion (asset) regional community bank with a top deposit market share in its unique geographic footprint spanning Montana, Wyoming, South Dakota, Idaho, Oregon, and Washington.

First Quarter Financial Highlights

•	Net income for the first quarter of 2017 was $6.8 million, or $0.09 per share, compared to $5.9 million, or $0.08 per share, for the fourth quarter of 2016 (“linked quarter”).

•
Gross loan balances at March 31, 2017 were up $10.9 million from the linked quarter to $2.1 billion. Organic loan growth[1] was 7.3% (annualized), or $30.2 million for the first quarter. This increase was partially offset by $19.3 million in net runoff within the wholesale loan book (shared national credits and ARM portfolios).

•
Investment securities declined $26.5 million to $608.9 million from the linked quarter. The decline resulted from runoff in wholesale assets that were not replaced in consideration of the pending merger with First Interstate.

•	Deposit balances at March 31, 2017 were $2.7 billion, up 8.1% annualized as compared to the linked quarter.

•	Net interest margin (“NIM”) improved to 3.63% from 3.55% in the linked quarter. The NIM benefited from a higher yield on earning assets.

•
Net interest income was $24.9 million for the first quarter, seasonally flat compared to the linked quarter. Revenue arising from the wholesale loan assets eased because payoffs in these portfolios were not redeployed pending the First Interstate merger.

•
Non-interest income was $7.5 million, or 98 basis points on average assets (annualized), as compared to $8.3 million in the linked quarter. The linked quarter included a gain on disposition of closed branches while the first quarter was affected by seasonal factors, including shorter day count and relatively severe winter weather conditions that reduced customer card and transaction volume.

•
Non-interest expense was $21.3 million for the first quarter, as compared to $23.2 million for the linked quarter. The linked quarter included $1.3 million in merger and acquisition (“M&A”) expenses as well as $0.9 million in increased salary costs due to above-target incentive payouts.

•
The allowance for loan losses (“ALLL”) at the end of the first quarter was 1.20% of gross loans, stable as compared to the linked quarter. No provision or credit for loan losses was recorded in the first quarter.

•
At March 31, 2017, stockholders’ equity increased over the linked quarter to $378.6 million, primarily due to the net income from the first quarter. Book value per share and tangible book value per share[2] were $4.96 and $3.68, respectively.

•	Return on average assets and return on average tangible assets[3] in the first quarter were 0.89% and 0.92%, respectively, compared to 0.75% and 0.78% in the linked quarter, respectively.

“I am very pleased with our first quarter financial results highlighted by continued solid loan and deposit growth. Our return on assets improved by 14 basis points to 0.89% and we improved our efficiency ratio by 369 basis points to 66.0% from the linked quarter.” said Terry Zink, President and Chief Executive Officer of Cascade Bancorp. “I would note that total non-interest income was nearly 1% percent of average assets despite what was a particularly harsh winter in the Northwest. The weather and seasonal factors contributed to lower customer debit card utilization and related revenue as compared to the linked quarter.”

1 Organic loan growth is a non-GAAP measure defined as total loan growth less acquired loans during the period. See the last page of this release for a reconciliation of organic loan growth.
2 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See the last page of this release for a reconciliation of tangible book value per common share.
3 Return on average tangible assets is a non-GAAP measure defined as net income divided by average total assets, less the sum of average CDI and goodwill. See the last page of this release for a reconciliation of return on average tangible assets.

Zink continued, “Overall I am very impressed with our team’s continued focus and commitment since our announced merger with First Interstate in November. During this period, we have retained our customer base and delivered solid growth. First Interstate has attained all regulatory approvals necessary to complete the merger, and our leaders are working effectively with their counterparts at First Interstate to bring the organizations together.”

Chip Reeves, President of Bank of the Cascades, commented, “The eight basis point improvement in our net interest margin for the first quarter was driven by solid organic loan growth coupled with higher yields on our loan and investment portfolios. Deposits were up over 8% (annualized) from the linked quarter as seasonal factors were offset by positive quarter-end flows from our larger clients. Cascade’s core deposit franchise remains a competitive advantage with an 11 basis point cost of funds, representing a modest rise of three basis points from the linked quarter. This change was largely a result of lower purchase accounting accretion. Looking forward, our loan pipelines remain strong, buoyed by the robust economic growth in our footprint. Additionally, our balance sheet remains asset sensitive and is positioned to benefit from the Federal Reserve Board’s recent rate increases, as well as possible future increases in interest rates.”

Financial Review

Prime Pacific Financial Services, Inc. Acquisition Update:

Cascade completed its acquisition of Prime Pacific Financial Services, Inc. (“PPFS”) on August 1, 2016 (the “PPFS acquisition”), with customer system conversion accomplished during the fourth quarter of 2016. The financial statements and results of operations for the period ended March 31, 2017 are affected by purchase accounting related to the PPFS acquisition, including charges and fair value adjustments recorded in connection with the transaction. Total acquired loans and deposits were approximately $102.7 million and $101.5 million, respectively.

Bank of America Branch Acquisition Update:

The financial statements and results of operations as of March 31, 2017 are inclusive of deposit liabilities assumed in connection with the acquisition of 15 Bank of America branches (the “Bank of America branch acquisition”). The transaction closed on March 4, 2016, with the assumption of approximately $469.9 million deposits across Oregon and Washington.

The PPFS acquisition and the Bank of America branch acquisition are referred to in this release collectively as the “2016 acquisitions.”

Balance Sheet:

At March 31, 2017 as compared to December 31, 2016 and March 31, 2016

Total assets at March 31, 2017 were comparable to the linked quarter at $3.1 billion and compare to $3.0 billion as of March 31, 2016 (the “year-ago quarter”). The increase over the year-ago quarter primarily related to organic loan growth and included the assets assumed in the PPFS acquisition.

Cash equivalents at March 31, 2017 were $157.3 million, compared to $72.6 million and $343.5 million as of December 31, 2016 and March 31, 2016, respectively. Cash equivalents declined from the year-ago quarter because deposits assumed in the Bank of America branch acquisition were deployed into other earning asset categories. Cash equivalents increased from the linked quarter due to timing of deposits from large customers.

Investment securities classified as available-for-sale and held-to-maturity totaled $608.9 million at March 31, 2017 as compared to $635.4 million at December 31, 2016 and $572.9 million at March 31, 2016. The decline from the linked quarter is due to payoffs mainly in mortgage-backed securities. The runoff was not replaced to facilitate the pending First Interstate merger. The increase over the year-ago quarter was attributable to the deployment of excess cash assumed in the 2016 acquisitions.

Gross loans at March 31, 2017 were $2.1 billion, up $10.9 million from the linked quarter and $330.5 million from the year-ago quarter. Organic loan growth was 7.3% (annualized) for the first quarter of 2017. First quarter loan growth was centered in commercial real estate, construction and residential real estate portfolios, while the commercial and industrial portfolio was lower due to runoff in wholesale loans. The wholesale ARM portfolio totaled $173.6 million at March 31, 2017 compared to $187.1 million at December 31, 2016 and $154.5 million at March 31, 2016. The wholesale shared national credit (“SNC”) portfolio totaled $134.4 million at March 31, 2017 compared to $140.2 million at December 31, 2016 and $160.6 million at March 31, 2016, with the decreases due to continued payoffs.

The Bank’s credit quality remained strong in the first quarter with stable non-performing loans and delinquencies. The ALLL at March 31, 2017 was steady at $25.4 million as compared to December 31, 2016 with net recoveries of $0.1 million during the first quarter. See additional discussion in “Asset Quality” below.

Deposit balances at March 31, 2017 were $2.7 billion, up 8.1% (annualized) as compared to the linked quarter because seasonal factors were offset by positive quarter-end flows from our larger customers. Aggregate non-interest bearing deposits were $935.1 million at March 31, 2017, or 34.4% of total deposits at period end. Combined with interest checking balances, total checking balances were 55.4% of total deposits. Money market and saving accounts were 36.5% of total deposits while CDs were 8.1% of total deposits. Average deposits between the first and linked quarters were down due to seasonal factors as the winter balances are typically at its nadir and growth accelerates during the spring and summer calendar quarters.

The overall cost of funds for the first quarter of 2017 was 0.11%, up from 0.08% in the linked quarter. The increase was largely a result of lower purchase accounting accretion.

Total stockholders’ equity at March 31, 2017 was $378.6 million compared to $369.7 million at December 31, 2016 and $339.7 million at March 31, 2016. Tangible common stockholders’ equity4 was $280.8 million, or $3.68 per share, at March 31, 2017, as compared to $271.5 million, or $3.56 per share, at December 31, 2016 and $244.0 million, or $3.35 per share, at March 31, 2016. The ratios of common stockholders’ equity to total assets and tangible common stockholders’ equity to total assets5 were 12.07% and 8.95% at March 31, 2017, respectively, 12.01% and 8.82% at December 31, 2016, respectively, and 11.39% and 8.18% at March 31, 2016, respectively. The changes in these capital measures are primarily a result of the increased net income for the periods.

Income Statement:

Quarter ended March 31, 2017 as compared to the quarters ended December 31, 2016 and March 31, 2016

Net income for the first quarter of 2017 was $6.8 million, or $0.09 per share, compared to $5.9 million, or $0.08 per share, for the linked quarter and $1.9 million, or $0.03 per share, for the year-ago quarter. Improvement over the linked quarter resulted primarily from a reduction in transitory expenses related to the First Interstate merger.

Net interest income was $24.9 million for the first quarter of 2017 as compared to $25.0 million for the linked quarter and $22.2 million for the year-ago quarter. Stronger interest revenue in recent quarters is due to higher yields on average earning assets.

NIM was 3.63% for the first quarter of 2017, an improvement over the 3.55% NIM achieved in the linked quarter and compared to 3.80% for the year-ago quarter. The NIM for the first quarter benefited from recent increases in market interest rates and an improved earning assets mix. The cost of funds was 0.11% for the first quarter of 2017, increasing slightly from the linked quarter due to the expiration of time deposit marks from prior year acquisitions.

Non-interest income for the first quarter of 2017 totaled $7.5 million, compared to $8.3 million in the linked quarter and $5.5 million in the year-ago quarter. The decline from the linked quarter was in part due to inclement weather during the winter that impacted customer transaction activity. Debit card transaction volume usage was markedly lower. In addition, the linked quarter included a $0.5 million gain on sales of decommissioned branches. Year-over-year improvement in non-interest revenue was mainly due to higher customer transaction volumes arising from the 2016 acquisitions.

Non-interest expense in the first quarter of 2017 was $21.3 million (including $0.2 million in M&A related expense) as compared to $23.2 million in the linked quarter and $24.5 million in the year-ago quarter. The decrease from the linked quarter was primarily attributable to lower M&A related expenses in the first quarter, which impacted expense levels in professional services, among other categories, and included investment banker fees, legal and accounting support. Human resource expense also included higher sales incentives related to strong production activity and above target 2016 performance bonus accruals.

There was no provision for loan loss in the first quarter of 2017, the linked quarter or the year-ago quarter.

The income tax provision for the first quarter of 2017 was $4.2 million, representing a 38.6% effective tax rate for the period.

4 Tangible common stockholders’ equity is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill. See the last page of this release for a reconciliation of tangible stockholders’ equity.
5 Tangible common stockholders’ equity to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill, divided by total assets. See the last page of this release for a reconciliation of tangible common stockholders’ equity to total assets.

Asset Quality

For the quarter ended March 31, 2017, net recoveries were approximately $0.1 million and the reserve for loan losses was $25.4 million, compared to $25.3 million for the linked quarter and $24.4 million for the year-ago quarter. The ratio of loan loss reserve to total loans was 1.20% at March 31, 2017 compared to 1.20% at December 31, 2016 and 1.37% at March 31, 2016. The lower ratio is related to an increase in total loan balances over first quarter 2016 levels.

Non-performing assets as a percentage of total assets was 0.46% at March 31, 2017, as compared to 0.50% at December 31, 2016 and 0.49% at March 31, 2016. At March 31, 2017, delinquent loans were 0.21% of the loan portfolio compared to 0.20% at December 31, 2016 and 0.30% at March 31, 2016.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operates in the Pacific Northwest. Founded in 1977, Bank of the Cascades offers full-service community banking through 46 branches in Oregon, Idaho and Washington. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and stockholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526
Charles Reeves, President and Chief Operating Officer, Bank of the Cascades (541) 617-3557

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically return on average tangible assets, return on average tangible stockholders’ equity, organic loan growth, tangible book value per share, tangible common stockholders’ equity ratio to total assets and tangible stockholders’ equity, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its stockholders. Management believes presentation of these non-GAAP financial measures provides useful supplemental information to our investors and others that contribute to a proper understanding of the financial results and capital levels of the Company. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions, the benefits of the First Interstate merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue,” “indicate” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties and could cause actual results to differ materially from those projected and/or adversely affect our results of operations and financial condition.  Such factors include: the possibility that the First Interstate merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received, satisfied or waived on a timely basis or at all; the timing to consummate the merger; the risk that the benefits and cost synergies from the merger may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which First Interstate and Cascade operate; the ability to promptly and effectively integrate the businesses of First Interstate and Cascade; disruption from the merger making it more difficult to maintain relationships with customers, vendors and employees; the reaction of the companies’ customers, employees and counterparties to the transaction; the diversion of management time on merger-related issues; local and national economic conditions; housing/

real estate market prices; employment and wages rates; as well as historically low interest rates and/or the rate of change in such rates.   Such factors, depending on severity, could adversely affect credit quality, collateral values, including real estate collateral and OREO (other real estate owned) properties, investment values, liquidity, the pace of loan growth and /or originations, the adequacy of reserves for loan losses including the trend and amount of loan charge offs and delinquency rates. These factors may be exacerbated by our concentration of operations in the States of Oregon, Idaho and Washington generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho and greater Seattle, Washington areas, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s reports filed with or furnished to the Securities and Exchange Commission (the “SEC”); the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and our financial condition. Such forward-looking statements also include, but are not limited to, statements about the completion and anticipated results of the First Interstate merger, statements about our strategy to expand our loan portfolio to markets outside our branch network, including Portland, Oregon and Seattle, Washington, and our ability to execute our business plan, both of which could be affected by our ability to obtain regulatory approval for any expansionary activities. Additional risks and uncertainties are identified and discussed in Cascade Bancorp’s reports filed with or furnished to the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ materially from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to update or publish revised forward-looking statements to reflect the impact of events or circumstances that may arise after the date hereof, except as required by applicable law. Readers should carefully review all disclosures filed or furnished by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2016, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2016, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

# # #

CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	March 31, 2017	December 31, 2016	March 31, 2016
ASSETS
Cash and cash equivalents:
Cash and due from banks	$57,801	$52,561	$54,510
Interest bearing deposits	99,194	19,743	288,740
Federal funds sold	273	273	273
Total cash and cash equivalents	157,268	72,577	343,523
Investment securities available-for-sale	469,720	494,819	428,909
Investment securities held-to-maturity	139,196	140,557	144,029
Federal Home Loan Bank (FHLB) stock	3,838	3,268	3,137
Loans held for sale	4,066	8,651	4,246
Loans, net	2,088,174	2,077,358	1,758,598
Premises and equipment, net	45,880	48,658	45,115
Bank-owned life insurance	56,869	56,957	54,708
Other real estate owned, net	1,727	1,677	3,274
Deferred tax asset, net	40,333	45,172	49,387
Core deposit intangible	11,943	12,317	13,085
Goodwill	85,852	85,852	82,594
Other assets	31,806	31,195	51,400
Total assets	$3,136,672	$3,079,058	$2,982,005
LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$935,110	$916,197	$867,646
Interest bearing demand	1,357,911	1,327,975	1,317,725
Savings	200,842	197,279	170,745
Time	220,918	220,362	219,922
Total deposits	2,714,781	2,661,813	2,576,038
Other liabilities	43,301	47,593	66,242
Total liabilities	2,758,082	2,709,406	2,642,280

Stockholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	472,564	471,719	453,626
Accumulated deficit	(94,240)	(101,002)	(115,832)
Accumulated other comprehensive income (loss)	266	(1,065)	1,931
Total stockholders’ equity	378,590	369,652	339,725
Total liabilities and stockholders’ equity	$3,136,672	$3,079,058	$2,982,005

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Interest income:
Interest and fees on loans	$21,554	$21,525	$17,920
Interest on investments	3,985	3,880	4,618
Other investment income	82	86	156
Total interest income	25,621	25,491	22,694

Interest expense:
Deposits:
Interest bearing demand	584	502	413
Savings	15	17	11
Time	131	1	85
Other borrowings	25	7	26
Total interest expense	755	527	535

Net interest income	24,866	24,964	22,159
Loan loss provision (recovery)	—	—	—
Net interest income after loan loss provision	24,866	24,964	22,159

Non-interest income:
Service charges on deposit accounts	1,651	1,691	1,372
Card issuer and merchant services fees, net	2,276	2,544	1,835
Earnings on BOLI	286	249	258
Mortgage banking income, net	1,147	1,145	495
Swap fee income	256	638	666
SBA gain on sales and fee income	798	531	174
ATM income	423	455	243
Other income	639	1,026	413
Total non-interest income	7,476	8,279	5,456

Non-interest expense:
Salaries and employee benefits	12,628	13,079	13,029
Occupancy	1,744	1,547	2,680
Information technology	1,181	1,299	1,397
Equipment	467	650	448
Communications	593	589	610
FDIC insurance	517	553	377
OREO	10	35	212
Professional services	891	2,042	1,598
Card issuer	872	1,089	909
Insurance	160	162	175
CDI amortization	374	374	205
Other expenses	1,898	1,738	2,878
Total non-interest expense	21,335	23,157	24,518

Income before income taxes	11,007	10,086	3,097
Income tax provision	(4,245)	(4,168)	(1,157)
Net income	$6,762	$5,918	$1,940

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Three Months Ended March 31,
	2017			2016
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$621,585	$3,985	2.60%	$508,533	$4,618	3.65%
Interest bearing balances due from other banks	33,600	82	0.99%	115,612	156	0.54%
Federal funds sold	273	—	—%	273	—	—%
Federal Home Loan Bank stock	3,760	—	—%	3,898	—	—%
Loans	2,116,352	21,554	4.13%	1,720,086	17,920	4.19%
Total earning assets/interest income	2,775,570	25,621	3.74%	2,348,402	22,694	3.89%
Reserve for loan losses	(25,301)			(26,591)
Cash and due from banks	52,494			49,250
Premises and equipment, net	47,094			42,090
Bank-owned life insurance	57,052			54,558
Deferred tax asset	43,785			49,781
Goodwill	85,852			78,653
Core deposit intangible	12,079			6,800
Accrued interest and other assets	35,067			35,625
Total assets	$3,083,692			$2,638,568

Liabilities and Stockholders’ Equity
Interest bearing demand deposits	$1,328,712	584	0.18%	$1,129,592	413	0.15%
Savings deposits	200,755	15	0.03%	146,257	11	0.03%
Time deposits	221,371	131	0.24%	186,316	85	0.18%
Other borrowings	12,310	25	0.82%	22,846	26	0.46%
Total interest bearing liabilities/interest expense	1,763,148	755	0.17%	1,485,011	535	0.14%
Demand deposits	901,257			763,496
Other liabilities	45,503			50,825
Total liabilities	2,709,908			2,299,332
Stockholders’ equity	373,784			339,236
Total liabilities and stockholders’ equity	$3,083,692			$2,638,568
Net interest income		$24,866			$22,159

Net interest spread			3.57%			3.74%

Net interest income to earning assets			3.63%			3.80%

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Share Data
Basic net income per common share	$0.09	$0.08	$0.03
Diluted net income per common share	$0.09	$0.08	$0.03
Book value per basic common share	$4.96	$4.85	$4.67
Tangible book value per common share[1]	$3.68	$3.56	$3.35
Basic average shares outstanding	75,060	75,055	71,884
Fully diluted average shares outstanding	75,943	75,918	72,153
Balance Sheet Detail
Gross loans	$2,113,531	$2,102,648	$1,783,028
Wholesale loans	$307,971	$327,286	$315,163
Total organic loans	$1,701,307	$1,671,109	$1,467,865
Total deposits	$2,714,781	$2,661,813	$2,576,038
Non-interest bearing	$935,110	$916,197	$867,646
Total checking balances	$1,503,430	$1,471,068	$1,426,471
Money market	$789,591	$773,104	$758,899
Time	$220,918	$220,362	$219,922
Key Ratios
Return on average stockholders’ equity	7.33%	6.34%	2.30%
Return on average tangible stockholders’ equity[2]	9.94%	8.60%	3.07%
Return on average assets	0.89%	0.75%	0.30%
Return on average tangible assets[3]	0.92%	0.78%	0.31%
Common stockholders’ equity ratio	12.07%	12.01%	11.39%
Tangible common stockholders’ equity ratio[4]	8.95%	8.82%	8.18%
Net interest spread	3.57%	3.51%	3.74%
Net interest margin	3.63%	3.55%	3.80%
Total revenue (net int. inc. + non int. inc.)	$32,342	$33,243	$27,615
Efficiency ratio[5]	65.97%	69.66%	88.79%
Loan to deposit ratio	76.92%	78.04%	68.27%
Credit Quality Ratios
Reserve for loan losses	$25,357	$25,290	$24,430
Reserve for loan losses to ending gross loans	1.20%	1.20%	1.37%
Reserve for credit losses	$25,797	$25,730	$24,870
Reserve for credit losses to ending gross loans	1.22%	1.22%	1.39%
Non-performing assets (“NPAs”)	$14,492	$15,388	$14,638
NPAs to total assets	0.46%	0.50%	0.49%
Delinquent >30 days to total loans (excl. NPAs)	0.21%	0.20%	0.30%
Net (recoveries) charge-offs	$(67)	$(51)	$(15)
Net loan (recoveries) charge-offs to average total loans	—%	—%	—%
1 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See below for reconciliation of tangible book value per common share.
2 Return on average tangible stockholders’ equity is a non-GAAP measure defined as net income divided by average total stockholders’ equity, less the sum of average CDI and goodwill. See below for a reconciliation of return on average tangible stockholders’ equity.
3 Return on average tangible assets is a non-GAAP measure defined as net income divided by average total assets, less the sum of average CDI and goodwill. See below for a reconciliation of return on average tangible assets.
4 Tangible common stockholders’ equity ratio is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill, divided by total assets. See below for a reconciliation of tangible common stockholders’ equity ratio.
5 The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION (continued)
(In thousands, except per share data) (Unaudited)

	March 31, 2017	December 31, 2016	March 31, 2016
Bank Capital Ratios	Estimate
Tier 1 capital leverage ratio	8.87%	8.44%	8.48%
Common equity Tier 1 ratio	10.63%	10.31%	10.22%
Tier 1 risk-based capital ratio	10.63%	10.31%	10.22%
Total risk-based capital ratio	11.68%	11.36%	11.41%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	9.03%	8.60%	8.64%
Common equity Tier 1 ratio	10.88%	10.53%	10.42%
Tier 1 risk-based capital ratio	10.88%	10.53%	10.42%
Total risk-based capital ratio	11.92%	11.58%	11.61%

Reconciliation of Non-GAAP Measures (unaudited):
Reconciliation of period end stockholders’ equity to period end tangible stockholders’ equity:	March 31, 2017	December 31, 2016	March 31, 2016
Total stockholders’ equity	$378,590	$369,652	$339,725
Core deposit intangible	11,943	12,317	13,085
Goodwill	85,852	85,852	82,594
Tangible stockholders’ equity	$280,795	$271,483	$244,046

Reconciliation of period end common stockholders’ equity ratio to period end tangible common stockholders’ equity ratio:	March 31, 2017	December 31, 2016	March 31, 2016
Total stockholders’ equity	$378,590	$369,652	$339,725
Total assets	$3,136,672	$3,079,058	$2,982,005
Common stockholders’ equity ratio	12.07%	12.01%	11.39%
Tangible stockholders’ equity	$280,795	$271,483	$244,046
Total assets	$3,136,672	$3,079,058	$2,982,005
Tangible common stockholders’ equity ratio	8.95%	8.82%	8.18%

Reconciliation of period end total stockholders’ equity to period end tangible book value per common share:	March 31, 2017	December 31, 2016	March 31, 2016
Total stockholders’ equity	$378,590	$369,652	$339,725
Core deposit intangible	11,943	12,317	13,085
Goodwill	85,852	85,852	82,594
Tangible stockholders equity	$280,795	$271,483	$244,046
Common shares outstanding	76,263,456	76,262,184	72,774,980
Tangible book value per common share	$3.68	$3.56	$3.35

	Three Months Ended
Reconciliation of return on average tangible stockholders’ equity:	March 31, 2017	December 31, 2016	March 31, 2016
Average stockholders’ equity	$373,784	$371,229	$339,236
Average core deposit intangible	12,079	12,454	6,800
Average goodwill	85,852	84,873	78,653
Average tangible stockholders’ equity	$275,853	$273,902	$253,783
Net income	6,762	5,918	1,940
Return on average tangible stockholders’ equity (annualized)	9.94%	8.60%	3.07%

	Three Months Ended
Reconciliation of return on average tangible assets:	March 31, 2017	December 31, 2016	March 31, 2016
Average total assets	$3,083,692	$3,126,143	$2,638,568
Average core deposit intangible	12,079	12,454	6,800
Average goodwill	85,852	84,873	78,653
Average tangible assets	$2,985,761	$3,028,816	$2,553,115
Net income	6,762	5,918	1,940
Return on average tangible assets (annualized)	0.92%	0.78%	0.31%

Reconciliation of year-over-year total loan growth to organic loan growth (from March 31, 2016):	Year over year March 31, 2017
Total loan growth	$330,503
Wholesale loan portfolio net paydowns	(7,191)
Acquired Prime loans	104,253
Organic loan growth, excluding PPFS	$233,441

Reconciliation of quarterly total loan growth to organic loan growth (from December 31, 2016):	QTD March 31, 2017
Total loan growth	$10,883
Wholesale loan portfolio net paydowns	(19,315)
Organic loan growth	$30,198